Exhibit 10.17
ASSIGNMENT OF LEASE
     THIS ASSIGNMENT OF LEASE (hereinafter “Assignment”) is made and entered into as of the 11th day of February, 2008 by and among KROY BUILDING PRODUCTS, INC., a Delaware corporation (hereinafter referred to as “Assignor”) and SCIQUEST, INC., a Delaware corporation (hereinafter referred to as “Assignee”).
     WHEREAS, DUKE REALTY LIMITED PARTNERSHIP, an Indiana limited partnership (hereinafter referred to as “Duke”) and Assignor are parties to an Office Lease dated September 29, 2006, as amended by that certain First Amendment to Office Lease dated January 31, 2007 (collectively, the “Lease”) and pursuant to which Assignor has leased from Duke the Leased Premises (the “Leased Premises”) consisting of approximately 7,224 rentable square feet of space at 6501 Weston Parkway (the “Building”), Suite 250, Cary, North Carolina, 27513, as depicted on Exhibit “A” of the Lease; and
     WHEREAS, Assignor has agreed to assign all of its right, title and interest in, to and under the Lease to Assignee;
     NOW, THEREFORE, in consideration of the mutual benefits to be derived and other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the parties hereto agree as follows:
     1. Assignment. Effective as of the Effective Date, Assignor hereby sells, transfers and assigns to Assignee the Lease and all of the right, title and interest of Assignor in, to and under the Lease and Assignee hereby assumes the liabilities, payments and obligations of Assignor under the Lease that accrue, or have accrued from and after the Effective Date. Notwithstanding the foregoing to the contrary, Assignor shall pay Duke Base Rent and Tenant’s Proportionate Share of Operating Expenses (as those terms are defined in the Lease) for the first six (6) months following the Effective Date in accordance with the requirements of the Lease.
     2. Leased Premises Accepted “As-Is”. Assignee has inspected the Leased Premises, knows the present physical condition thereof, accepts the same in current “as-is” physical condition (subject to latent defects not readily apparent through visual inspection), and confirms that Duke has not made any representation or warranty to Assignee concerning the physical condition of the Leased Premises, or otherwise, express or implied.
     3. Security Deposit. On or prior to the Effective Date, Assignee shall deposit $10,836.00 with Assignor as reimbursement for the Security Deposit (as defined in the Lease) paid to Duke by Assignor. Assignor waives and disclaims any interest in the Security Deposit. Duke shall hold and apply the proceeds of the Security Deposit in accordance with the terms of the Lease. Upon the expiration of this Assignment, Assignee shall be entitled to any reimbursement of the Security Deposit owed to Assignor in accordance with the terms of the Lease.
     4. Broker’s Commissions. Assignor and Assignee represent that there are no broker’s fees or commissions due and payable to any third party in connection with this Assignment. Assignor and Assignee agree to indemnify, defend and hold harmless Duke, its partners, shareholders, members, and their respective officers, directors, employees and agents from and against any and all liabilities and claims for broker’s fees or commissions asserted against or incurred by any of the indemnities and arising out of our in connection with this Assignment.
     5. Indemnification. Assignor agrees to defend and indemnify Assignee, its officers, directors, employees, agents and contractors, against any and all breaches or defaults of any kind whatsoever that may have been committed or suffered by Assignor under the Lease prior to the Effective Date. Assignee agrees to defend and indemnify Assignor, its officers, directors, employees, agents and contractors, against any and all breaches or defaults of any kind whatsoever that may be committed or suffered by Assignee or any further assignees of the tenant’s interest in the Lease, under the Lease from and after the Effective Date.
     6. Effective Date. Provided that the contingencies set forth in Section 9 hereof have been satisfied, the effective date (“Effective Date”) of this Assignment shall be as of the date Assignor vacates the Leased Premises in broom clean condition, but in no event prior to May 1, 2008 (the “Target Date”). Assignor agrees to use good faith efforts to vacate the Leased Premises by the Target Date.
     7. Tenant Improvements. After the Effective Date, Assignor shall not withhold consent to any tenant improvements to be conducted by Assignee in the Leased Premises; provided (i) Assignee is not in default of its obligations under the Lease or under this Assignment (beyond any applicable notice and cure period), (ii) such improvements are in compliance with the terms and provisions of the Lease, and (iii) Duke has consented to such improvements.
     8. Access to Leased Premises. Between the date of this Assignment through the Effective Date, Assignor agrees to allow Assignee and its agents, contractors and employees, reasonable access to the Leased Premises for purposes of planning telephone, furniture and other office equipment.
     9. Conditions Precedent. The obligations of Assignor and Assignee hereunder are expressly contingent upon the following conditions (each, a “Condition”) being satisfied on or prior to the Target Date: (i) Assignor’s execution of a lease document with a third party to relocate its operations from the Leased Premises, and (ii) Assignee’s execution of a lease amendment document with Duke pursuant to which Assignee shall lease the remainder of the second floor of the Building. If either Condition is not satisfied on or prior to the Target Date, either party may terminate this Assignment upon written notice to the other party and Duke, and this Assignment shall be of no further force and effect.
     10. Further Actions. From time to time as and when reasonably requested by Duke, Assignee shall execute and deliver, or cause to be executed and delivered, such documents and instruments and shall take, or shall cause to be taken, such further or other actions as Duke reasonably may deem necessary or desirable to carry out the intent and purposes of this Assignment, to effect the transfers and assignments hereunder to Assignee and its successors and assigns, and to evidence the foregoing, including without limitation to execute memoranda of lease or short-form leases for recording purposes and to obtain customary non-disturbance agreements.
     11. Remedies. Notwithstanding the foregoing to the contrary, in addition to the indemnification obligations of Section 6 hereof, Assignor and Assignee hereby agree that upon an event of Default (as defined in the Lease) by Assignee, Assignor shall be permitted to exercise the remedies afforded to Landlord pursuant to Section 13.02 of the Lease. The provisions of Section 13.02 of the Lease are incorporated herein. As applied to this Assignment, the words “Landlord” and “Tenant” as used in Section 13.02 of the Lease shall be deemed to refer to Assignor and Assignee hereunder, respectively.
     12. Notices. All notices or other communications that are required or permitted hereunder shall be in writing and sufficient if delivered personally or sent by registered or certified mail, postage prepaid, addressed as follows:

If to Duke:	Duke Realty Limited Partnership
Attn: Jeffrey B. Sheehan, Senior Vice-President, Raleigh Operations
3005 Carrington Mill Boulevard, Suite 100
Morrisville, North Carolina 27560

With a copy to:	Duke Realty Limited Partnership
Attn: Raleigh Market Attorney
3950 Shackleford Road, Suite 300
Duluth, Georgia 30096-8268

If to Assignee:	SciQuest, Inc.
6501 Weston Parkway, Suite 200
Cary, North Carolina 27513

With a copy to:	Smith, Anderson, Blount, Dorsett, Mitchell & Jernigan, L.L.P.
Attn: Brad J. Daves
2500 Wachovia Capitol Center
Raleigh, North Carolina 27601

If to Assignor:	Ply Gem Industries, Inc.
Attn: David Schmoll
5020 Weston Parkway
Cary,NC 27513

With copy to:	Ply Gem Siding Group
Attn: Chuck Gessler
2600 Grand Blvd
Kansas City, MO 64108

Any party may by notice change the address to which notices or other communications to it are to be delivered or mailed. Following the Effective Date, all notices of Default required to be delivered to tenant under the Lease shall be delivered to both Assignor and Assignee.
     13. Governing Law. This Assignment shall be governed by and construed in accordance with the laws of the State of North Carolina (other than the choice of law principles thereof).
     14. Counterparts. This Assignment may be executed in several counterparts, each of which shall be an original but all of which together shall constitute one and the same instrument.
     15. Further Transfers. No further subletting or assignment of all or any portion of the Leased Premises will be made without the prior written consent of the Duke, pursuant to the terms and conditions of the Lease.
     16. Entire Agreement. This Assignment constitutes the entire agreement between Assignor and Assignee and there are no other oral or written agreements between them with respect to the Leased Premises.
[Execution signatures contained on the following page]

     IN WITNESS WHEREOF, the parties hereto have executed this Assignment, effective as of the date first above written.

ASSIGNOR:	KROY BUILDING PRODUCTS, INC., a Delaware corporation
	By:	/s/ Matthew Fangman
		Name:	MATTHEW FANGMAN
		Title:	VP-FINANCE

ASSIGNEE:	SCIQUEST, INC., a Delaware corporation
	By:	/s/ Stephen Wiehe
		Name:	STEPHEN WIEHE
		Title:	PRESIDENT & CEO

END OF EXECUTION SIGNATURES